UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2016, ReWalk Robotics Ltd. (the “Company”) drew down $8.0 million under its loan agreement, dated December 30, 2015 (the “Loan Agreement”), with Kreos Capital V (Expert Fund) Limited (“Kreos”), by which Kreos extended a $20.0 million line of credit to the Company. As previously disclosed, the Company had previously drawn down $12.0 million, and was entitled under the terms of the Loan Agreement to draw down an additional $8.0 million until December 31, 2016 if it raised $10.0 million or more in the issuance of shares of the Company’s capital stock (including debt convertible into shares of the Company’s capital stock) by December 31, 2016. Consistent with the terms of the Loan Agreement as previously disclosed, interest on the $8.0 million drawdown is payable monthly in arrears at a rate of 10.75% per year from December 28, 2016 through the date on which all such principal is repaid.  The $8.0 million principal amount is repayable monthly over a period of 24 months commencing 12 months after December 28, 2016, which period will be extended to 36 months if the Company raises $20.0 million or more in connection with the issuance of shares of the Company’s capital stock (including debt convertible into shares of the Company’s capital stock) before the 24-month period expires.

The foregoing description of the Loan Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2016.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the $8.0 million drawdown under the Loan Agreement, on December 28, 2016, the Company increased the amount of the warrant issued to Kreos on December 30, 2015 (the “Warrant”) from $1.15 million to $1.61 million, or by $460,000. In its new amount, the Warrant represents the right to purchase up to 167,012 ordinary shares of the Company, par value NIS 0.01 per share, at the Warrant’s exercise price of $9.64 per share. The increase was based on the terms of the Warrant, which state that the Warrant is to be increased by 5.75% of any additional drawdowns under the Loan Agreement. Subject to the terms of the Warrant, the Warrant is exercisable, in whole or in part, at any time during the term commencing on the original issuance date of December 30, 2015 (i) through December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly-owned subsidiary of the Company.

No underwriters or underwriter discounts or commissions were involved in this issuance. The Company believes that the issuance of the Warrant with the new amount was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Regulation D or Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions by an issuer not involving a public offering or involving offers and sales of securities outside the United States. As previously disclosed, the recipient of the Warrant represented its intention to acquire the Warrant and the ordinary shares underlying the Warrant for investment only and not with a view to, or in connection with, the sale and distribution thereof. No general advertising or solicitation was used in selling the securities and the Warrant with the new amount was offered only to Kreos, a non-U.S. entity, in an offshore transaction outside the United States.

The foregoing description of the Warrant does not purport to be a complete summary and is qualified in its entirety by reference to the full text of the Warrant, a copy of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Kevin Hershberger
Name: Title:	Kevin Hershberger Chief Financial Officer

Dated: December 30, 2016

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